Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements of Unitil Corporation and subsidiaries on Form S-3 (File No. 333-158537 effective April 29, 2009), Form S-3 (File No. 333-152823 effective December 5, 2008), Form S-8 (File No. 333-114978 effective April 29, 2004), Form S-3 (File No. 333-42264 effective July 26, 2000) and on Form S-8 (File No. 333-42266 effective July 26, 2000) of our report dated February 10, 2010, relating to the consolidated financial statements of Unitil Corporation and subsidiaries (the Company) as of December 31, 2009 and 2008 and the three years ending December 31, 2009 and the effectiveness of the Company’s internal control over financial reporting as of December 31, 2009, appearing in the Annual Report of the Company on Form 10-K for the year ended December 31, 2009.

Caturano and Company P.C.

Boston, Massachusetts

February 10, 2010